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                                                                     EXHIBIT 2.5

                               CytRx Corporation
                          154 Technology Park/Atlanta
                            Norcross, Georgia 30092
                                (770) 368-9500

                               November 28, 2000

Majorlink Holdings Limited



Attn.:

     Re:  Waiver of certain provisions of the  Private Equity Line of Credit
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          Agreement
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Gentlemen:

          Reference is made to that certain Private Equity Line of Credit Agreement (the "Purchase Agreement"), dated April 26, 2000, between CytRx Corporation (the "Company") and Majorlink Holdings Limited (the "Purchaser").
In order to register for resale the Common Stock to be purchased pursuant to the Purchase Agreement, certain provisions of the Purchase Agreement must be waived and revised.

          In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to restate the following section of the Purchase Agreement as follows:

                Section 2.1(b) Maximum Aggregate Amount of Puts. Anything in
                               --------------------------------
          this Agreement to the contrary notwithstanding, (i) unless the Company obtains shareholder approval of this Agreement pursuant to the applicable corporate governance rules of the Nasdaq Stock Market, the Company may not make a Put (or issue any additional shares under
          Section 2.5) which results in the issuance of more than 19.9% of the number of shares of Common Stock issued and outstanding on the Closing Date hereof in the aggregate pursuant to all Puts made under the terms of this Agreement and the exercise of the Warrants and (ii) the Company may not make a Put to the extent that, after such purchase by the Investor, the sum of the number of shares of Common Stock and Warrants beneficially owned by the Investor and its affiliates would result in beneficial ownership by the Investor and its affiliates of more than 9.9% of the then outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as
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          amended. The Investor agrees they will not vote any shares they acquire under this Agreement in any vote called for by (i) above.

                Section 2.4 (a) The obligation of the Investor to purchase shares of Common Stock shall terminate permanently (including with respect to a Closing Date that has not yet occurred) in the event that
          (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of thirty
          (30) Trading Days during the Commitment Period, for any reason other than deferrals or suspensions in accordance with the Registration Rights Agreement as a result of corporate developments subsequent to the Effective Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act or (ii) the Company shall at any time fail to comply in any material respect with the requirements of Section 6.2, 6.3 or 6.5.

                Section 2.4 (b) The obligation of the Company to sell Put Shares to the Investor shall terminate if the Investor fails to honor any Put Notice within two (2) Trading Days of the Closing Date scheduled for such Put, and the Company notifies Investor of such termination. Upon such termination, the Company may immediately withdraw the Registration Statement, and the Purchaser shall return to the Company for cancellation a pro-rata portion of the Warrants, based upon that portion of the $5,000,000 Commitment Amount that has not been previously honored.

          Except as specifically set forth in this letter, the Purchase Agreement and its exhibits shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein. All terms used but not defined in this letter shall have the meanings set forth in the Purchase Agreement.

          This waiver may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

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  If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing where indicated below.

                                        CYTRX CORPORATION



                                        By: /s/ Jack J. Luchese
                                           ---------------------------------
                                            Jack J. Luchese, President & CEO



ACCEPTED AND AGREED TO:

MAJORLINK HOLDINGS LIMITED


By: /s/ Hans Gassner
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    Name:  Hans Gassner
    Title: Director

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